Kellogg Company News

                          For release: October 25, 2004
           Media/Analyst Contact: Simon D. Burton, CFA (269) 961-6636



                KELLOGG EXCEEDS EXPECTATIONS AND RAISES GUIDANCE


         BATTLE CREEK, Mich. - Kellogg Company (NYSE: K) today reported third quarter earnings growth driven by increased sales, investment, and effective execution. The Company raised its earnings guidance for the full year of 2004 due to these strong results and continued business momentum.

         Reported net earnings for the quarter increased by 7% to $247.0 million from $231.3 million in the comparable period of last year. Diluted earnings per share were $0.59, an increase of 5% from last year's $0.56 per share. Reported net earnings for the first nine months of the year increased by 18% to $704.2 million, or $1.69 per share, compared to $599.1 million last year, or $1.46 per share. Earnings per share growth during the first nine months of 2004 was 16 percent.

         "We are very pleased with our strong results in the third quarter and the first nine months of the year. We are especially pleased that we could generate strong sales and earnings growth while continuing to make significant investments in our business," said Carlos Gutierrez, Kellogg's chairman and chief executive officer. "It is this investment, and our business momentum, that helps to provide visibility for the remainder of the year and into 2005."

         Net sales in the third quarter increased by 7.2%, to $2.45 billion. Excluding the effect of currency translation, Kellogg's internal sales growth was 4.8 percent. This internal growth rate built on very strong 4.5% growth posted during the third quarter of last year.

         Kellogg North America's internal net sales growth was approximately 5% in the third quarter and for the first nine months of the year. The third quarter's growth builds on growth of 3% in the comparable period of last year. North America Retail Cereal posted an increase in internal sales of 1%, which builds on very strong 10% growth in the third quarter of 2003. This growth resulted from the introduction of new products throughout the year and successful brand-building programs. The North America Retail Snacks business also had another good quarter, posting internal sales growth of 9 percent. Cookies, Crackers, Wholesome Snacks, and Toaster Pastries all reported increased sales despite some weak category trends. The wholesome snacks business again benefited from the introduction of various varieties of fruit snacks, and Pop-Tarts achieved an 84% share of the toaster pastries category in measured channels. The North America Frozen and Specialty Channels business posted internal net sales growth of 6% as Eggo, Morningstar Farms and the Food Away From Home businesses all contributed strong sales gains.

         Kellogg International reported net sales growth of approximately 10%, or 4% excluding the effect of currency translation. Each of our geographic segments continues to implement and execute the Company's Volume to Value strategy through significant investment in innovation and brand building. The European business posted currency-adjusted sales growth of approximately 2% in the third quarter and 4% for the year-to-date period. The pan-European snacks business posted good growth as a result of various successful new product introductions and continued investment in brand building. Sales growth in the U.K., the region's largest market, was somewhat limited by the timing of promotional campaigns and product introductions. The Company reported sales growth of 6% in Latin America, or approximately 11% on a currency-neutral basis. The Company's Mexican business, which is the area's largest, reported strong growth in both its cereal and snacks businesses. The Asia Pacific business posted flat local-currency sales in the third quarter and 1% growth for the first three quarters of the year.

         "Each of our North American cereal, snacks, frozen and specialty channels, and Kellogg International businesses posted excellent results," commented Mr. Gutierrez. "They are all implementing our strategy and it is reflected in this growth."

         Operating profit in the third quarter increased by approximately 6% to $457 million; operating profit for the year-to-date period has increased by 10 percent. The Company's gross profit margin in the third quarter increased by 80 basis points, despite increased reinvestment in cost-reduction initiatives. In addition, gross margin was also pressured by high commodity costs. The Company offset these headwinds through improvements in mix, productivity savings, and operating leverage.

         "Our goal is sustainable, long-term growth, and investment in Volume to Value is an essential component of this," said Mr. Gutierrez. "We have continued our significant investment in brand building and innovation throughout this year and have continued to absorb the costs associated with cost-reduction initiatives. It is gratifying that we can make this investment in the future and still report such strong results."

         Cash flow, defined as cash from operating activities less capital expenditure, was $472 million in the third quarter; the full-year and third quarter totals are approximately equal to last year's results. However, the Company has contributed approximately $80 million more to benefit plans this year than it had at this point in 2003. Core working capital measured as a percentage of rolling twelve-month sales improved for the thirteenth consecutive quarter. Year-to-date, the Company has paid down $272 million of debt.

         Mr. Gutierrez said, "Each of our employees is focused on cash flow generation and understands their contribution. Through our Manage For Cash strategy we are becoming more efficient generators of cash flow, which is dramatically increasing our financial flexibility."

                 Kellogg Raises 2004 Guidance and Previews 2005

         Kellogg raised its guidance for full-year 2004 earnings per share to $2.11-2.13, from its previous range of $2.07-2.11, due to strong business momentum and excellent year-to-date results. In the fourth quarter, the Company expects low single-digit sales growth and net earnings lower than last year, solely due to significant reinvestment in cost-saving initiatives, a dramatic increase in brand-building activity, and a much higher tax rate than in the fourth quarter of 2003.

         Kellogg also gave preliminary guidance for earnings per share in 2005 of $2.28-2.32; this range is in line with the Company's long-term target of high single-digit growth. The Company expects to post low single-digit net sales growth, before the effects of currency translation and the one fewer shipping week in the fourth quarter. In keeping with its Volume to Value strategy, the Company expects to increase investment in brand building and innovation again in 2005.

         Mr. Gutierrez concluded, "We constantly strive to meet our goal of long-term sustainable growth and we continue to execute our strategy and invest in the future. It is a testament to our 25,000 employees worldwide that we can report such strong results while laying the foundation for future growth."

                              About Kellogg Company
         With 2003 sales of nearly $9 billion, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company's brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr's, Plantation, Ready Crust, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg's web site at http://www.kelloggcompany.com.



                      Forward-Looking Statements Disclosure
         This news release contains forward-looking statements related to business performance, sales, costs, strategy, investment, operating profit, earnings, and growth. Actual performance may differ materially from these statements due to factors related to the substantial amount of indebtedness incurred to finance the Keebler Foods acquisition (which could, among other things, hinder the Company's ability to adjust rapidly, make the Company more vulnerable to a downturn, and place the Company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

====================================================================================================================================
                                                                                             Year-to-date             Year-to-date
                                            Quarter ended          Quarter ended             period ended             period ended
                                              Sept. 25,              Sept. 27,                 Sept. 25,                Sept. 27,
(Results are unaudited)                        2004                   2003                       2004                     2003
====================================================================================================================================

Net sales                                       $2,445.3               $2,281.6                   $7,223.1               $6,676.5

Cost of goods sold                               1,319.1                1,247.6                    3,981.7                3,710.8
Selling and administrative expense                 669.4                  603.2                    1,926.0                1,773.4
                                          ------------------------------------------       -----------------------------------------

Operating profit                                   456.8                  430.8                    1,315.4                1,192.3

Interest expense                                    76.2                   87.0                      230.5                  268.5
Other income (expense), net                         (3.5)                   7.6                       (9.8)                   2.2
                                          ------------------------------------------       -----------------------------------------

Earnings before income taxes                       377.1                  351.4                    1,075.1                  926.0
Income taxes                                       130.1                  120.1                      370.9                  326.9
                                          ------------------------------------------       -----------------------------------------


Net earnings                                      $247.0                 $231.3                     $704.2                 $599.1
                                          ==========================================       =========================================

Net earnings per share:
      Basic                                         $.60                   $.57                      $1.71                  $1.47
      Diluted                                       $.59                   $.56                      $1.69                  $1.46

Dividends per share                               $.2525                 $.2525                     $.7575                 $.7575
                                          ==========================================       =========================================

Average shares outstanding:
      Basic                                        412.4                  408.3                      411.7                  407.6
                                          ==========================================       =========================================
      Diluted                                      416.7                  410.9                      415.8                  410.0
                                          ==========================================       =========================================

Actual shares outstanding at period end                                                              412.6                  408.2
                                                                                           =========================================

====================================================================================================================================

Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

================================================================================================================================
                                                                                             Year-to-date           Year-to-date
                                  Quarter ended              Quarter ended                      period                 period
                                    Sept. 25,                  Sept. 27,                       Sept. 25,              Sept. 27,
(Results are unaudited)               2004                     2003 (a)                          2004                 2003 (a)
================================================================================================================================

Net sales
        North America                 $1,610.3                   $1,525.6                        $4,776.1               $4,533.4
        Europe                           510.5                      451.1                         1,517.7                1,308.5
        Latin America                    192.9                      181.5                           547.1                  497.0
        Asia Pacific (b)                 131.6                      123.4                           382.2                  337.6
                             -------------------------------------------------          ----------------------------------------
        Consolidated                  $2,455.3                   $2,281.6                        $7,223.1               $6,676.5
                             =================================================          ========================================

--------------------------------------------------------------------------------------------------------------------------------

Segment operating profit
        North America                   $317.4                     $312.8                          $906.4                 $856.1
        Europe                            97.1                       86.8                           275.5                  227.6
        Latin America                     54.2                       44.8                           150.5                  131.3
        Asia Pacific (b)                  19.4                       16.8                            62.2                   54.0
        Corporate                        (31.3)                     (30.4)                          (79.2)                 (76.7)
                             -------------------------------------------------          ----------------------------------------
        Consolidated                    $456.8                     $430.8                        $1,315.4               $1,192.3
                             =================================================          ========================================

====================================================================================================================================

  (a)   2003 results were restated to conform to 2004 operating segment presentation as follows:
        1) U.S. and Canadian results combined into North America, 2) certain
        U.S. export operations reclassified from U.S. to Latin America, and 3)
        certain SGA expenditures reallocated between Corporate and North
        America.

  (b)   Includes Australia and Asia.

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)
=================================================================================================================
                                                                         Year-to-date                Year-to-date
                                                                         period ended                period ended
                                                                           Sept. 25,                   Sept. 27,
(unaudited)                                                                  2004                        2003
=================================================================================================================

Operating activities
Net earnings                                                                   $704.2                  $599.1
Adjustments to reconcile net earnings to
operating cash flows:
  Depreciation and amortization                                                 293.5                   272.0
  Deferred income taxes                                                           7.6                    57.5
  Other                                                                          96.7                    59.9
Postretirement benefit plan contributions                                      (140.7)                  (59.9)
Changes in operating assets and liabilities                                      67.8                    54.4
-----------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                     1,029.1                   983.0
-----------------------------------------------------------------------------------------------------------------

Investing activities
Additions to properties                                                        (169.5)                 (121.2)
Dispositions of businesses                                                          -                    14.0
Other                                                                             1.0                     8.3
-----------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                          (168.5)                  (98.9)
-----------------------------------------------------------------------------------------------------------------

Financing activities
Net issuances of notes payable                                                  223.9                  (135.0)
Issuances of long-term debt                                                       7.0                   498.1
Reductions of long-term debt                                                   (503.0)                 (710.9)
Net issuances of common stock                                                   242.0                    80.4
Common stock repurchases                                                       (229.3)                  (76.3)
Cash dividends                                                                 (313.1)                 (308.8)
Other                                                                            (2.7)                      -
-----------------------------------------------------------------------------------------------------------------

Net cash used in financing activities                                          (575.2)                 (652.5)
-----------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                          (3.6)                    9.7
-----------------------------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                           281.8                   241.3
Cash and cash equivalents at beginning of period                                141.2                   100.6
-----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                                     $423.0                  $341.9
=================================================================================================================

=================================================================================================================
Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*                       $859.6                  $861.8
=================================================================================================================

* We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

==========================================================================================================================

(millions, except per share data)                                                Sept. 25,                  December 27,
                                                                                   2004                        2003
                                                                                (unaudited)                      *
==========================================================================================================================

Current assets
Cash and cash equivalents                                                          $423.0                      $141.2
Accounts receivable, net                                                            920.6                       754.8
Inventories:
    Raw materials and supplies                                                      192.7                       185.3
    Finished goods and materials in process                                         448.6                       464.5
Other current assets                                                                256.3                       242.1
--------------------------------------------------------------------------------------------------------------------------

Total current assets                                                              2,241.2                     1,787.9
Property, net of accumulated depreciation
  of $3,655.5 and $3,439.3                                                        2,648.5                     2,780.2
Goodwill                                                                          3,094.9                     3,098.4
Other intangibles, net of accumulated amortization
  of $36.7 and $35.1                                                              2,024.5                     2,034.4
Other assets                                                                        460.1                       441.8
--------------------------------------------------------------------------------------------------------------------------

Total assets                                                                    $10,469.2                   $10,142.7
==========================================================================================================================
Current liabilities
Current maturities of long-term debt                                                $78.6                      $578.1
Notes payable                                                                       544.7                       320.8
Accounts payable                                                                    797.6                       703.8
Accrued advertising and promotion                                                   387.9                       323.1
Other current liabilities                                                           880.3                       840.2
--------------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                         2,689.1                     2,766.0

Long-term debt                                                                    4,271.0                     4,265.4
Deferred income taxes                                                             1,050.4                     1,062.8
Pension benefits                                                                    176.0                       165.3
Nonpension postretirement benefits                                                  271.5                       291.0
Other liabilities                                                                   139.9                       149.0

Shareholders' equity
Common stock, $.25 par value                                                        103.8                       103.8
Capital in excess of par value                                                          -                        24.5
Retained earnings                                                                 2,622.0                     2,247.7
Treasury stock, at cost                                                            (115.7)                     (203.6)
Accumulated other comprehensive income (loss)                                      (738.8)                     (729.2)
--------------------------------------------------------------------------------------------------------------------------

Total shareholders' equity                                                        1,871.3                     1,443.2
--------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                      $10,469.2                   $10,142.7
==========================================================================================================================

* Condensed from audited financial statements.